Exhibit 3.2


                                     BYLAWS

                                       OF

                       DATAGUARD RECOVERY SERVICES, INC.


                          1.  Meetings of Shareholders

   1.1 Except as the Board of Directors may otherwise designate, the annual meeting of the shareholders of the Corporation shall be held at 10:00 a.m. on April 10 each year if not a Saturday, Sunday or legal holiday and if a Saturday, Sunday or legal holiday, then on the next day not a Saturday, Sunday or legal holiday.

   1.2 The annual meeting of the shareholders shall be held at a place designated by the Board of Directors or, if the Board of Directors does not designate a place, then at a place designated by the Secretary or, if the Secretary does not designate a place, at the Corporation's registered office.

   1.3 Special meetings of the shareholders shall be held at a place designated by the Board of Directors if the special meeting is called by the Board of Directors. If the special meeting is not called by the Board of Directors the meeting shall be held at the Corporation's registered office.

                             2.  Board of Directors

   2.1 The exact number of directors may be fixed, increased or decreased from time to time by a resolution adopted by the vote of the shareholders who (a) are present in person or by proxy at a meeting held to elect directors and (b) have a majority of the voting power of the shares represented at such meeting and entitled to vote in the election.

   2.2 Meetings of the Board of Directors may be called by the President or by any director.

   2.3 Unless waived as permitted by the Kentucky Business Corporation Act, notice of the time, place and purpose of each meeting of the directors shall be either (a) telephoned or personally delivered to each director at least forty-eight hours before the time of the meeting or (b) mailed to each director at his last known address at least ninety-six hours before the time of the meeting.

   2.4 Nominations for election to the Board of Directors may be made by the Board of Directors or by an shareholder. Any shareholder who intends to nominate or to cause to have nominated any candidate for election to the Board of Directors (other than a candidate nominated by the Board of Directors) shall deliver or mail written notification of the nomination to the Secretary of the Corporation not less than three days after the giving of the notice of the meeting no more than fifty days before any meeting of shareholders held for the election of directors. Any such notification shall contain the following information to the extent known to the notifying shareholder or shareholders:

      (a)  the name and address of each proposed nominee;

      (b)  the principal occupation of each proposed nominee;

      (c) the total number of shares that to the knowledge of the notifying shareholder or shareholders will be voted for each proposed nominee;

      (d)  the name and residence address of each notifying shareholder; and

      (e)   the number of shares owned by each notifying shareholder.

The chairman of any meeting of shareholders held for the election of directors may in his discretion disregard any votes cast for any nominee whose nomination was not made in accordance with these nomination provisions.

                                  3.  Officers

   3.1 The Corporation may have one or more Vice Presidents and shall have a President, a Secretary and a Treasurer, all of whom shall be elected by the Board of Directors. The Corporation may also have such assistant officers as the Board of Directors may deem necessary, all of whom shall be elected by the Board of Directors or chosen by an officer or officers designed by it.

   3.2  The President shall

      (a) Have general charge and authority over the business of the Corporation subject to the direction of the Board of Directors,

      (b) Have authority to preside at all meetings of the shareholders and of the Board of Directors,

      (c) Have authority to sign and deliver on behalf of the Corporation such documents as may have been authorized by the Board of Directors by general delegation or specific resolution, and

      (d) Have such other powers and duties as the Board of Directors may assign to him.

   3.3 The Vice President, or if there be more than one Vice President, the Vice Presidents in the order of their seniority by designation (or if not designated in the order of their seniority of election), shall perform the duties of the President in his absence. The Board of Directors shall promptly appoint one Vice President to perform the duties of the President on an interim basis if the President resigns, dies, or becomes temporarily or permanently disabled until such time that a temporary disability ends or a new President can be appointed. The Vice Presidents shall have such other powers and duties as the Board of Directors or the President may assign to them.

   3.4  The Secretary shall

      (a) Issue notices of all meetings for which notice is required to be given,

      (b) Keep the minutes of all meetings and have charge of the corporate record books, and

      (c) Have such other duties and powers as the Board of Directors or the President may assign to him.

   3.5  The Treasurer shall

      (a)  Have the custody of all funds and securities of the Corporation,

      (b) Keep adequate and correct accounts of the Corporation's affairs and transactions, and

      (c) Have such other duties and powers as the Board of Directors or the President may assign to him.

   3.6 Other officers and agents of the Corporation shall have such authority and perform such duties in the management of the Corporation as the Board of Directors or the President may assign to them.

                         4.  Certificates and Transfer

   4.1 Shares of the Corporation shall be represented by certificates in such form as shall from time to time be prescribed by the President.

   4.2 Transfer of shares shall be made only on the stock transfer books of the Corporation.

                              5.  Indemnification

   Each person who is or becomes an officer or director of the Corporation shall be indemnified and advanced expenses by the Corporation with respect to all threatened, pending or completed actions, suits or proceedings (whether civil, criminal, administrative or investigative and whether formal or informal) in which that person was, is or is threatened to be made a named defendant or respondent because he or she is or was an officer or director of the Corporation. This Section obligates the Corporation to indemnify and advance expenses to its officers or directors only in connection with proceedings arising from that person's conduct in his official capacity with the Corporation to the extent permitted by the Kentucky Business Corporation Act, as amended from time to time. The indemnification and advancement of expenses provided by this Section shall not be deemed exclusive of any other rights to which officers and directors may be entitled under any provision of the articles of incorporation, agreement, vote of shareholders or disinterested directors, or otherwise. Any repeal or modification of this Section by the shareholders of the Corporation shall not adversely affect any right or protec-tion of an officer or director of the Corporation under this Section with respect to any act or omission occurring prior to the time of such repeal or modification.